                             ITEM 24(b)(4) EXHIBITS
                    THE FORM OF THE VARIABLE ANNUITY CONTRACT

NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza  Columbus, Ohio 43216
(Hereinafter called the Company)
P.O. BOX 182610
COLUMBUS, OHIO 43218-2610
1-866-322-2331 (for any inquiries)


NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the Purchase Payments made as required in the Contract.

RIGHT TO EXAMINE

TO BE SURE THAT THE CONTRACT OWNER IS SATISFIED WITH THIS CONTRACT, THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE" THE CONTRACT. WITHIN TEN DAYS OF THE DAY THE CONTRACT IS RECEIVED BY THE CONTRACT OWNER, IT MAY BE RETURNED TO THE HOME OFFICE OF THE COMPANY OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN THE CONTRACT IS RECEIVED AT THE HOME OFFICE, THE COMPANY WILL VOID THE CONTRACT AS THOUGH IT HAD NEVER BEEN IN FORCE AND THE CONTRACT VALUE WILL BE REFUNDED IN FULL.

FOR IRAS, IF THE CONTRACT OWNER RETURNS THE CONTRACT WITHIN THE "RIGHT TO EXAMINE" PERIOD, THE COMPANY WILL RETURN THE PURCHASE PAYMENT.

Executed for the Company on the Date of Issue.



           /s/ Patricia R. Hatler                      /s/ Joseph J. Gasper
         ------------------                          ------------------
             Secretary                                   President



                          READ YOUR CONTRACT CAREFULLY

         Individual Flexible Purchase Payment Deferred Variable Annuity,
                               Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, OR WHEN SUBJECT TO A MARKET VALUE ADJUSTMENT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR OR APPLICATION OF A MARKET VALUE ADJUSTMENT, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

             NOTICE - The details of the variable provisions in the
              Contract may be found on Pages 10, 14, 15, 28 and 29.

                                    CONTENTS

DATA PAGE............................................................................................INSERT

CONTENTS.............................................................................................2

DEFINITIONS..........................................................................................4

GENERAL PROVISIONS...................................................................................8
         ENTIRE CONTRACT
         NON-PARTICIPATING
         INCONTESTABILITY
         CONTRACT SETTLEMENT
         EVIDENCE OF SURVIVAL
         ALTERATION OR MODIFICATION
         ASSIGNMENT
         PROTECTION OF PROCEEDS
         MISSTATEMENT OF AGE OR SEX
         REPORTS
         NUMBER

DEDUCTIONS AND CHARGES PROVISIONS....................................................................9
         CONTRACT MAINTENANCE CHARGE
         VARIABLE ACCOUNT CHARGE
         DEDUCTION FOR PREMIUM TAXES
         SALES CHARGE

OWNERSHIP PROVISIONS.................................................................................11
         CONTRACT OWNERSHIP
         JOINT OWNERSHIP
         ANNUITANT
         BENEFICIARY
         CHANGES OF PARTIES NAMED IN THE CONTRACT

ACCUMULATION PROVISIONS..............................................................................12
         PURCHASE PAYMENTS
         ALLOCATION OF PURCHASE PAYMENTS
         FIXED ACCOUNT PROVISIONS
         VARIABLE ACCOUNT PROVISIONS
         ACCUMULATION UNIT VALUE
         VALUATION OF UNDERLYING MUTUAL FUND SHARES
         SUBSTITUTION OF UNDERLYING MUTUAL FUND SHARES
         NET INVESTMENT FACTOR
         GUARANTEED TERM OPTIONS (GTOS)
         MARKET VALUE ADJUSTMENT (MVA) FORMULA

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS....................................................18
         TRANSFERS
         FIXED ACCOUNT ENHANCED RATE DOLLAR COST AVERAGING PROGRAM
         SURRENDERS
         RESTRICTIONS ON SURRENDERS FOR CERTAIN QUALIFIED PLANS, TSAS, AND IRAS
         RESTRICTIONS ON SURRENDERS FOR ROTH IRAS
         SURRENDER VALUE
         SUSPENSION OR DELAY OF SURRENDER
         SYSTEMATIC WITHDRAWALS

LOANS PROVISION......................................................................................21

REQUIRED DISTRIBUTION PROVISIONS.....................................................................22
         REQUIRED DISTRIBUTION - NON-QUALIFIED CONTRACTS
         REQUIRED DISTRIBUTION - TSAS, IRAS, AND CONTRACTS ISSUED UNDER QUALIFIED PLANS
         REQUIRED DISTRIBUTION - ROTH IRAS

DEATH PROVISIONS.....................................................................................25
         DEATH BENEFIT PAYMENT
         ELECTION OF DEATH BENEFIT OPTION

ANNUITIZATION PROVISIONS.............................................................................26
         ANNUITY COMMENCEMENT DATE
         CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION
         ANNUITIZATION
         FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS
         VARIABLE PAYMENT ANNUITY - FIRST PAYMENT
         VARIABLE PAYMENT ANNUITY - SUBSEQUENT PAYMENTS
         ANNUITY UNIT VALUE
         FREQUENCY AND AMOUNT OF PAYMENTS

ANNUITY PAYMENT OPTIONS PROVISIONS...................................................................29
         SELECTION OF ANNUITY PAYMENT OPTION
         LIFE ANNUITY
         JOINT AND SURVIVOR ANNUITY
         LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED
         ANY OTHER OPTION
         SUPPLEMENTARY AGREEMENT

TABLES...............................................................................................31

DEFINITIONS

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

ANNUITANT - The person upon whose continuation of life any annuity payments involving life contingencies depends.

ANNUITIZATION - The period during which annuity payments are received.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Contract.

ANNUITY UNIT - An accounting unit of measure used to calculate the value of variable annuity payments.

BENEFICIARY - The person designated to receive certain benefits under the Contract upon the death of the Contract Owner, if there is no surviving Joint Owner, prior to the Annuitization Date.

CHARITABLE REMAINDER TRUST (CRT) - A charitable remainder annuity trust or a charitable remainder unitrust as those terms are defined in Section 664 of the Code.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life Insurance Company.

CONTINGENT BENEFICIARY - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Contract Owner.

CONTRACT - The document which describes a Contract Owner's rights and benefits.

CONTRACT ANNIVERSARY - Commencing with the Date of Issue, each recurring 12 month anniversary date during the life of the Contract.

CONTRACT OWNER - The person who possesses all rights under the Contract, including the right to designate and change parties named in the Contract, Annuity Payment Option, and the Annuity Commencement Date.

CONTRACT VALUE - With respect to a Contract, the sum of the value of all Accumulation Units, plus any amount attributable to the Fixed Account, plus any amount held under a Guaranteed Term Option (GTO) which may be subject to a MVA.

CONTRACT YEAR - Each year the Contract remains in force commencing with the Date of Issue.

DATE OF ISSUE - The date the first Purchase Payment is applied to the Contract.

DEATH BENEFIT - The benefit that is payable upon the death of the Contract Owner and Joint Owner. If an Owner dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of a Contract Owner's Contract Value.

ERISA - The Employee Retirement Income Security Act of 1974, as amended.

FIXED ACCOUNT - The portion of the Contract which is held under the general account of the Company.

FIXED PAYMENT ANNUITY - An annuity providing for payments which are guaranteed by the Company as to dollar amount during Annuitization.

GUARANTEED TERM - The 3, 5, 7 or 10 year period corresponding respectively to a 3, 5, 7 or 10 year GTO. Because every Guaranteed Term will end on the last day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the GTO.

GUARANTEED TERM OPTION (GTO) - A funding option offered under the Contract which provides a guaranteed interest rate (the Specified Interest Rate), paid over certain maturity durations (the Guaranteed Term), so long as certain conditions are met.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

INDIVIDUAL RETIREMENT ANNUITY (IRA) - An individual retirement annuity meeting the requirements of Code Section 408(b).

INTEREST RATE SWAP(S) - Interest rate quotations for 3, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. The Company uses Interest Rate Swaps in its Market Value Adjustment ("MVA") Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.

INTEREST RATE GUARANTEE PERIOD - The interval of time during which an interest rate credited to the Fixed Account is guaranteed.

INVESTMENT PERIOD - The period of time beginning with a declaration by the Company of new GTO interest rates (the different Specified Interest Rates for each of the GTOs) and ending with the subsequent declaration of new Specified Interest Rates by the Company.

IRA CONVERSION CONTRIBUTIONS - Amounts rolled over, transferred, or considered transferred from a non-Roth IRA to a Roth IRA. A non-Roth IRA is an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code, other than a Roth IRA.

JOINT OWNER - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. If a Joint Owner is named, references to Contract Owner and Joint Owner will apply to both the Contract Owner and the Joint Owner, or either of them, unless the context requires otherwise.

MARKET VALUE ADJUSTMENT (MVA) - The upward or downward adjustment in value of amounts allocated to a GTO which prior to the Maturity Period for the GTO are:
1) distributed pursuant to a surrender; 2) reallocated to another investment option available under this Contract; 3) distributed pursuant to the death of the Contract Owner or Annuitant; or 4) annuitized under this Contract at any time other than the Maturity Period.

MVA FACTOR - The value multiplied by the Specified Value, or that portion of the Specified Value being distributed from a GTO, in order to effect an MVA.

MVA FORMULA - The MVA Formula is utilized when a distribution is made from a GTO during the Guaranteed Term which is subject to an MVA.

MATURITY DATE - The date on which a particular GTO matures. Such date will be the last day of a calendar quarter in which the 3rd, 5th, 7th or 10th anniversary of the date on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.

MATURITY PERIOD - The period of time during which the value of amounts allocated under a GTO may be distributed without any MVA. The Maturity Period shall begin on the day following the Maturity Date and will end on the 30th day thereafter.

MINIMUM DISTRIBUTION - The amount that is required to be withdrawn from Qualified Plans, Tax Sheltered Annuities (TSAs) and IRAs to meet distribution requirements established by the Code.

MULTIPLE MATURITY ACCOUNT - A separate account of the Company established for the purpose of facilitating accounting and investment processes associated with the offering of GTOs under the Contracts.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 401 or 403(a) (Qualified Plans), 408
(IRAs) or 403(b) (TSAs) or 408A (Roth IRAs) of the Code.

PURCHASE PAYMENT - A deposit of new value into the Contract. The term Purchase Payment does not include transfers between the Variable Account and Fixed Account, among the Sub-Accounts or to or from a GTO.

QUALIFIED DISTRIBUTION - A distribution from the Contract as defined in Section 408A(d)(2) of the Code.

QUALIFIED PLAN(S) - A retirement plan that receives favorable tax treatment under the provisions of Sections 401 or 403(a) of the Code.

QUALIFIED ROLLOVER CONTRIBUTION - A rollover (as defined Section 408A(e) of the code) to a Roth IRA from another Roth IRA or an individual retirement plan that meets the requirements of Section 408(d)(3) of the Code.

ROTH IRA - An individual retirement annuity meeting the requirements of Section 408A of the Code.

SPECIFIED INTEREST RATE - The interest rate guaranteed to be credited to amounts allocated under a selected GTO so long as such allocations are not distributed for any reason from the GTO prior to the GTO Maturity Period or Maturity Date.

SPECIFIED VALUE - The amount of a GTO allocation minus withdrawals and transfers out of the GTO, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to an MVA at all times other than during the Maturity Period.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account to which specific Underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained. Transfers among the Sub-Accounts may be subject to various restrictions and/or fees assessed by the Underlying Mutual Fund as described in the Transfers, Surrenders and Withdrawals Provisions.

TAX SHELTERED ANNUITY (TSA) - An annuity which qualifies for treatment under
Section 403(b) of the Code.

UNDERLYING MUTUAL FUNDS - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

VALUATION DATE - Each day the New York Stock Exchange and the Company's Home Office are open for business or any other day during which there is a sufficient degree of trading of the Variable Account's Underlying Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected. If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and the Company's Home Office are open for business.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company into which Variable Account Purchase Payments are allocated.

VARIABLE PAYMENT ANNUITY - An annuity providing payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

GENERAL PROVISIONS

ENTIRE CONTRACT

The Contract, riders and endorsements, if any, make up the entire agreement between the Company and the Contract Owner. Statements in the Contract are deemed representations and not warranties. The Contract is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries.

NON-PARTICIPATING

The Contract is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

The Contract, riders and endorsements, if any, will not be contested.

CONTRACT SETTLEMENT

The Company may require that the Contract be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded as required by the terms of the Qualified Plan or applicable law. Where required, other changes to the Contract will be made only with mutual agreement of the Company and the Contract Owner. As required, a copy of the amendment will be furnished to the Contract Owner.

The Company reserves the right as of a specified date to: (1) discontinue the Fixed Account option for any new Contract Owners; and (2) not accept future deposits into the Fixed Account from existing Contract Owners.

ASSIGNMENT

If permitted, a Contract Owner may assign some or all rights under the Contract. Such assignment must be made in writing and executed by the Contract Owner during the lifetime of the Annuitant and prior to the Annuitization Date. The assignment will take effect on the date it is recorded by the Company at its Home Office. The assignment will not be recorded until the Company has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

The Company is not responsible for the validity of tax consequences of any assignment or for any payment or other settlement made prior to the Company's recording of the assignment.

Contracts issued to fund a retirement plan pursuant to Sections 403, 408 or 408A of the Code, may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Contract Owner or other person exercising ownership rights under the terms of the plan, or as otherwise allowed by applicable law.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Contract Owner, Joint Owner or Annuitant has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of a Contract Owner, Joint Owner or Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of a Contract Owner, Joint Owner or Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Contract.

REPORTS

Prior to the Annuitization Date, a report showing the Contract Value will be provided to the Contract Owner at least once each year.

NUMBER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular.

DEDUCTIONS AND CHARGES PROVISIONS

CONTRACT MAINTENANCE CHARGE

The Company will deduct a [$40] contract maintenance charge on each Contract Anniversary and at the time the Contract is surrendered. If the Contract Value is greater than or equal to [$50,000] on a Contract Anniversary, then this charge shall be waived for that year and all subsequent years. Additionally, if the Contract is surrendered and the Contract Value is greater than or equal to [$50,000] or if this charge was previously waived on a past Contract Anniversary, this charge shall be waived. This charge compensates the Company for administrative expenses incurred relating to the issuance and maintenance of the Contracts.

VARIABLE ACCOUNT CHARGE

The Variable Account Charge applies to allocations made to the Sub-Accounts. The Company deducts charges from the Variable Account equal to an annual rate of [0.80%] of the daily net asset value of the Variable Account. This fee compensates the Company for expense and mortality risks assumed in connection with the Death Benefit and annuity features of the Contracts.

DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The method used to recoup premium taxes will be determined by the Company at its sole discretion and in compliance with applicable state law. The Company currently deducts such charges from a Contract Value either (1) at the time the Contract is surrendered, (2) at the Annuitization Date, or (3) at such earlier date as the Company may be subject to such taxes.

SALES CHARGE

A sales charge is taken from the initial Purchase Payment, as well as subsequent Purchase Payments, prior to the Purchase Payment's investment into the Contract. The sales charge is used to cover expenses related to the sale of the Contract. The amount of sales charge taken is dependent upon the amount of cumulative Purchase Payments applied to the Contract. The greater the total cumulative Purchase Payments, the lower the sales charge applied. The sales charge is guaranteed to never exceed 5.50% of Purchase Payments. The sales charge applied to Purchase Payments is as follows:


        AMOUNT OF CUMULATIVE PURCHASE PAYMENTS                     PERCENTAGE OF SALES CHARGE APPLIED
        --------------------------------------                     ----------------------------------
             Up to $49,999.99                                                     5.50%
             $50,000.00 to $99,999.99                                             4.50%
             $100,000.00 to $249,999.99                                           3.75%
             $250,000.00 to $499,999.99                                           2.50%
             $500,000.00 to $999,999.99                                           2.00%
             $1,000,000.00 or more                                                0.50%


The Company reserves the right to waive or decrease sales charges for Contract Owners participating in asset-based or fee-based brokerage accounts or meeting certain aggregate Purchase Payment levels or other instances where sales expenses are decreased. Once a sales charge is assessed on a Purchase Payment, that charge is not subsequently reduced or refunded based upon any subsequent Purchase Payments that result in a reduction in sales charges assessed due to a corresponding increase in cumulative Purchase Payments.

In the case of subsequent Purchase Payments applied to the Contract resulting in cumulative Purchase Payments reaching a new lower sales charge percentage level, the entire subsequent Purchase Payment shall receive such lower sales charge. For example, if the initial Purchase Payment to the Contract is $40,000 and is assessed a sales charge of 5.50% and a subsequent Purchase Payment of $15,000 is made (for total cumulative Purchase Payments of $55,000), then the entire subsequent Purchase Payment of $15,000 will be assessed a sales charge of 4.50%.

An additional deferred charge of 0.50% may be applied against cumulative Purchase Payments of $1,000,000 or more that are withdrawn within 12 months after the date the Purchase Payment is applied to the Contract. This additional deferred charge is not assessed on Purchase Payments applied to an Annuity Payment Option under the

Contract two years after the Date of Issue or payment of the Death Benefit. This additional deferred charge is calculated by multiplying the 0.50% charge by the cumulative Purchase Payments of $1,000,000 or more (that were originally subject to an initial sales charge level of 0.50%) that are withdrawn within 12 months after the date such cumulative Purchase Payments were applied to the Contract. For purposes of calculating the amount of this additional charge, withdrawals are considered to come first from the oldest Purchase Payment made to the Contract, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Contract have been considered. (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first.)

OWNERSHIP PROVISIONS

CONTRACT OWNERSHIP

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CONTRACT OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

The Contract Owner must be age [80] or younger at the time of Contract issuance unless the Company has approved a request for a Contract Owner of greater age.

Unless the Contract Owner is a CRT, the Annuitant shall become the Contract Owner on the Annuitization Date.

JOINT OWNERSHIP

The Joint Owner must be the Contract Owner's spouse at the time joint ownership is requested, and the Contract Owner and the Joint Owner must be named the primary Beneficiaries. If joint ownership is requested, no one other than the Contract Owner or the Joint Owner may be named as a primary Beneficiary. If a Joint Owner is added at any time after the Date of Issue, a copy of the certificate of marriage must be provided.

The Joint Owner must be age [80] or younger at the time of Contract issuance unless the Company has approved a request for a Joint Owner of greater age. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract; or to change the parties to the Contract, the Payment Option or the Annuitization Date) shall require written request signed by both Contract Owners.

If a Contract Owner dies before the Annuitization Date and there is a surviving Joint Owner who is the Contract Owner's surviving spouse, the Joint Owner may elect to continue the Contract. An amount equal to the difference between the Contract Value and any payable Death Benefit will be credited to the Contract.

Joint Owners may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.

ANNUITANT

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age [85] or younger at the time of Contract issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

The Annuitant has no rights under the Contract until the Contract is annuitized, unless the Annuitant is also the Contract Owner. If the Annuitant dies prior to Annuitization, the Contract Owner may name another Annuitant, subject to consent by the Company. If the Contract Owner fails to name another Annuitant, the Contract Owner will be presumed the Annuitant.

If the Contract is owned by a CRT, the payments made during Annuitization will be paid to the CRT.

For Contracts that are issued as IRAs, TSAs, or under Qualified Plans, the Contract Owner must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable.

BENEFICIARY

The Beneficiary is the person who will receive benefits under the Contract if the Contract Owner and the Joint Owner, if applicable, dies prior to the Annuitization Date.

CHANGES OF PARTIES NAMED IN THE CONTRACT

Notwithstanding any other provisions in the Contract, prior to the Annuitization Date, and subject to any existing assignments, the Contract Owner may request a change in the Contract Owner, Joint Owner, Annuitant, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change is recorded at the Home Office.

Any request for change of Contract Owner must be recorded at the Home Office, may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

Any change to or the addition of a Contract Owner, Joint Owner or Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Contract, for Non-Qualified Contracts, if any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner and will result in a distribution. Distributions will be made as if the Contract Owner died at the date of such change.

For contracts issued as IRAs, TSAs, or under Qualified Plans, the Contract Owner cannot transfer ownership or name someone other than him or herself as Annuitant.

ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

The Contract is provided in return for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all purchase payments under this and any other annuity contract(s) issued by the Company having the same Contract Owner and/or Annuitant may not exceed $1,000,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Date of Issue and may not be less than [$10,000]. Purchase Payments, if any, after the initial Purchase Payment must be at least [$1,000] and may be made at any time. However, if subsequent Purchase Payments are made via electronic transfer, the minimum payment amount will be reduced to [$100]. Notwithstanding anything herein, the Company reserves the right to not accept subsequent Purchase Payments under this Contract. No Purchase Payments are required after the first Purchase Payment. This Contract will not lapse for failure to pay subsequent Purchase Payments.

When this Contract is issued, for investment purposes only, to Qualified Pension, Profit-sharing, or Stock Bonus Plans as defined by Section 401(a) of the Code, the initial Purchase Payment must be at least [$10,000], and subsequent Purchase Payments, if any, at least [$1,000].

If no Purchase Payments have been received in the Contract for a period of two full years and the paid-up annuity benefit at maturity would be less than [$20] a month, the Company may, at its option, terminate the Contract by payment of the accumulated value and will by such payment, be relieved of any obligation under the Contract.

Except in the case of a Non-Qualified Contract or a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or 457(e)(16)) of
the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions do not exceed the limit in Section 219(b)(1)(A) of the Code for any taxable year. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

For contracts issued to TSAs, Purchase Payments, exclusive of rollovers, made during any taxable year shall not exceed the Section 402(g) of the Code limit for the calendar year in which such taxable year begins. Section 402(g) of the Code limit applies to Purchase Payments that are elective deferrals within the meaning of Section 402(g)(3) of the Code and made under this Contract and all other contracts, plans or arrangements of the Contract Owner's employer. However, the maximum amount of Purchase Payments that may be made by the Contract Owner may be increased or decreased under the provisions of Sections 403(b) or 415 of the Code.

In the case of a Roth IRA, the contribution limits of Section 219(b)(1)(A) of the Code for a taxable year are gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single Contract Owner, the annual contribution is phased out between AGI of $95,000 and $110,000; for a married Contract Owner who files jointly, between AGI of $150,000 and $160,000; and for a married Contract Owner who files separately, between $0 and $10,000. In the case of a conversion, the custodian will not accept IRA Conversion Contributions in a tax year if the Contract Owner's AGI for that tax year exceeds $100,000 or if the Contract Owner is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

Notwithstanding any provision of the Contract to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ALLOCATION OF PURCHASE PAYMENTS

The Contract Owner elects to have the Purchase Payments allocated among the Fixed Account, the Sub-Accounts of the Variable Account, and the GTOs under the Multiple Maturity Account. The allocation of future Purchase Payments may be changed by the Contract Owner by a proper submission that is received and recorded by the Company.

FIXED ACCOUNT PROVISIONS

The value of the Fixed Account at any time will be: the sum of all amounts credited to the Fixed Account under this Contract less any amounts canceled or withdrawn for charges, deductions, transfers, or surrenders. Any paid up annuity cash surrender or death benefit that may become payable from the Fixed Account will not be less than the minimum benefits as required by the statute of any state in which the Contract is issued.

The Company will credit interest to the Fixed Account portion of the Contract Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Such rates will be declared to the Contract Owner in writing on quarterly statements. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than [3.0%] per year or any lesser amount as permitted by state law.

At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one year later. For new Purchase Payments allocated to the Fixed Account or transfers from the Variable Account or the GTOs, this period begins upon the date of deposit or transfer and ends at the end of the calendar quarter at least one year (but not more than 15 months) from deposit or transfer.

VARIABLE ACCOUNT PROVISIONS

The value of the Variable Account is the sum of the value of all Accumulation Units under this Contract.

The Company has allocated a part of its assets for the Contract and other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Underlying Mutual Funds. Purchase Payments are allocated among one or more of these Sub-Accounts, as designated by the Contract Owner, and are subject to the terms and conditions of the Underlying Mutual Funds.

ACCUMULATION UNIT VALUE

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

When the Underlying Mutual Fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as described below.

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the net investment factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

VALUATION OF UNDERLYING MUTUAL FUND SHARES

Underlying Mutual Fund shares in the Variable Account will be valued at their net asset value.

SUBSTITUTION OF UNDERLYING MUTUAL FUND SHARES

If the shares of the Underlying Mutual Funds should no longer be available for investment by the Separate Account or if in the judgment of the Company's management further investment in such Underlying Mutual Fund's shares should be inappropriate in view of the purposes of the Contract, the Company may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract.

In the event of such substitution or change, the Company may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (a) by (b) and subtracting (c) from the result, where:

(a)    is the net of:

       1. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

       2. the per share amount of any dividend or capital gains Distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period;

(b) is the net result of the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period;

(c) is a factor representing the Variable Account charge plus additional charges for any riders or options which become a part of the Contract.

Certain funds credit dividends on a daily basis and pay such dividends once a month. For such funds, the Net Investment Factor on each Valuation Date reflects the daily dividend credited.

GUARANTEED TERM OPTIONS (GTOS)

At any particular time under this Contract, four GTOs will be available: a three year GTO, a five year GTO, a seven year GTO and a ten year GTO. Amounts allocated to a three year GTO will have a Guaranteed Term of three years, a five year GTO will have a Guaranteed Term of five years, and so on. Regardless of the source from which a GTO allocation is made, the minimum for each allocation is [$1,000].

GTOs are not available as funding options if the Contract is annuitized. All investment amounts allocated to a GTO must be transferred to other investment options at the time of Annuitization. If a variable annuity Contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, a Market Value Adjustment (MVA) will apply to amounts transferred to other investment options under the Contract which may be used during Annuitization.

For the duration of the Guaranteed Term of a GTO, the Company will credit a Specified Interest Rate on amounts remaining allocated under the GTO. The interest rates in effect during any particular Investment Period will be guaranteed for GTO allocations (made during the Investment Period) for the duration of the Guaranteed Term associated with the GTO. Each GTO in the same Investment Period has its own Specified Interest Rate for the Guaranteed Term relating to the selected GTO. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to GTOs.

A MVA will apply against all amounts which are transferred or surrendered from allocations under a GTO prior to the Maturity Period for the particular GTO. During the Maturity Period, allocations under a GTO may be transferred, surrendered, or distributed for any other reason without any MVA. At all times other than during a Maturity Period, a MVA will apply to amounts distributed from allocations under a GTO.

At least 15 days and at most 30 days prior to the end of each calendar quarter, variable annuity Contract Owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO. Contract Owners will then have the option of directing the withdrawal or transfer of the GTO without application of any MVA during the Maturity Period. Withdrawals or transfers during the Maturity Period, beginning the day after the Maturity Date and ending thirty days after the Maturity Date, will not be subject to a MVA. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date.

If no such direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred to a money market Sub-Account of the variable annuity Contract. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during a Maturity Period.

MARKET VALUE ADJUSTMENT (MVA) FORMULA

The MVA Formula is a calculation expressing the relationship between three factors: (1) the Interest Rate Swap for a period equivalent to the Guaranteed Term at the time of deposit in the Guaranteed Term Option; (2) the Interest Rate Swap at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Term; and (3) the number of days remaining until the Maturity Date of the Guaranteed Term Option. A

MVA generally reflects the relationship between the Interest Rate Swaps at the time of investment, Interest Rate Swaps at the time of distribution, and the amount of time remaining in the Guaranteed Term of the Guaranteed Term Option selected. Generally, if the Interest Rate Swap at the time of allocation to the GTO is lower than the corresponding Interest Rate Swaps at the time of withdrawal, application of the MVA will result in a downward adjustment of amounts allocated to a Guaranteed Term Option. If the Interest Rate Swap at the time of allocation to the GTO is higher than the corresponding Interest Rate Swaps at the time of withdrawal, application of the MVA will result in an upward adjustment of amounts allocated to a Guaranteed Term Option. The MVA is applied only when amounts allocated to a Guaranteed Term Option are distributed from the Guaranteed Term Option prior to a Maturity Date. The result of the MVA Formula is the MVA Factor.

The formula for determining the MVA Factor is:

                               1 + a          t
         [      (            -------------- )                 ]
                             1 + b + 0.0025

Where:

     a = the Interest Rate Swap for a period equivalent to the Guaranteed Term at the time of deposit in the Guaranteed Term Option;

     b = the Interest Rate Swap at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Term. In determining the number of years to maturity, any partial year will be counted as a full year, unless it would cause the number of years to exceed the Guaranteed Term.

     t = the number of days until the Maturity Date, divided by 365.25.

In the case of a above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the date two days prior to the date an allocation to the Guaranteed Term Option was made. If no rate is available for this date, then the most recent available rate prior to that date will be utilized.

In the case of b above, the Interest Rate Swap utilized will be the rate published by the Federal Reserve Board for the date two days prior to the date of withdrawal, transfer or distribution. If no rate is available for this date, then the most recent available rate prior to that date will be utilized.

For periods which do not coincide with the available Interest Rate Swap periods, rates used in a and b will be linearly interpolated (where the difference in rates is proportional to the difference in years).

The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of [0.0025] in the MVA Formula. The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Contract Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of Interest Rate Swaps and there is no suitable alternative source of Interest Rate Swaps, or if, for any other reason, Interest Rate Swaps are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS

TRANSFERS

Generally, transfers from the Sub-Accounts may occur once daily without charges and penalties. All transfers involving the purchase or redemption of mutual fund shares by the Variable Account, however, may be subject to restrictions or requirements imposed by the Underlying Mutual Fund. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a Sub-Account that occur within a certain number of days following the date of allocation to the Sub-Account. Such fees may vary by Sub-Account, but will only apply to those Sub-Accounts corresponding to Underlying Mutual Funds that explicitly require the assessment of such fees.

In addition, the Company reserves the right to refuse or limit any transfer requests, or take any other action it deems necessary with respect to transfers among certain Sub-Accounts in order to protect Contract Owners, Annuitants, and Beneficiaries from negative investment results that may arise due to short-term trading strategies, or other harmful investment practices, employed by certain Contract Owners or by third parties acting on behalf of certain Contract Owners. Failure by the Company to take action in any one or more instances with respect to this section shall not be deemed or construed as a further or continuing waiver of this section.

Transfers among the Fixed Account, Variable Account and the GTOs must be made prior to the Annuitization Date. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during the Maturity Period.

A Contract Owner may transfer annually, at the end of an Interest Rate Guarantee Period, funds from the Fixed Account to the Variable Account or to a GTO without incurring a penalty or adjustment. The maximum allowable transfer amount from the Fixed Account to the Variable Account or to a GTO will be determined by the Company at its sole discretion, but will not be less than 10% of the total value of the portion of the Fixed Account at the end of an Interest Rate Guaranteed Period. Transfers to a GTO must be at least $1,000. All transfers from the Fixed Account must be made within 45 days after the expiration date of the Interest Rate Guarantee Period.

A Contract Owner may annually transfer a portion of the Variable Account or the GTO to the Fixed Account. The Company reserves the right to limit the maximum amount transferable to the Fixed Account. This maximum will never be less than 10% of the combined value of the Variable Account and the amount allocated to the GTO for any 12 month period. The Company also reserves the right to refuse transfers or Purchase Payments into the Fixed Account if the Fixed Account value is greater than or equal to 30% of the total Account Value at the time such transfer is requested.

FIXED ACCOUNT ENHANCED RATE DOLLAR COST AVERAGING PROGRAM

The Company may, from time to time, offer a Fixed Account enhanced rate dollar cost averaging program. When offered, to be eligible to participate in this program, the Contract Value must be at least [$10,000]. If subsequent Purchase Payments are permitted by the Company into this program the Contract Value must be at least [$10,000]. Prior to participation in this program, the Contract Owner may obtain the available Sub-Account(s), duration(s), credited rates and applicable processing fee for this service, if any. The Company reserves the right to stop establishing new Fixed Account enhanced rate dollar cost averaging programs at any time.

SURRENDERS

Prior to the earlier of the Annuitization Date or the death of the Contract Owner, the Contract Owner may surrender part or all of the Contract Value. A surrender request must be in writing or in a form otherwise acceptable to the Company. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, the Company will surrender the number of Variable Account Accumulation Units, any amount from the Fixed Account; any amount from any GTO under the Multiple Maturity Account and any amount from any other options under this Contract in proportion to the value in each option at the time of the surrender request. Unless otherwise requested, the amount received by the Contract Owner will equal: (a) the dollar amount requested; less (b) any premium taxes which apply.

If a partial surrender is requested, unless the Contract Owner has instructed otherwise, amounts will be surrendered as follows: (a) from the Variable Account; (b) from the Fixed Account and (c) from the GTOs under the Multiple Maturity Account. The amounts surrendered from each of these accounts will be in the same proportion that the Contract Owner's interest in each account bears to the total Contract Value. Additionally, the amount that is surrendered from each underlying Sub-Account will be in the same proportion that each Sub-Account bears to the total Variable Account.

The surrender value will be paid to the Contract Owner within seven days of receipt of proper request and proof of interest satisfactory to the Company are received at the Home Office. The Company reserves the right to delay payment of a surrender or a transfer of any portion of the Contract Owner's Fixed Account or GTO value for up to six months from the date the request is received by Company.

RESTRICTIONS ON SURRENDERS FOR CERTAIN QUALIFIED PLANS, TSAS AND IRAS

The surrender of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code), or transfers from a custodial account described in Section 403(b)(7) of the Code, may be executed only when the Contract Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These surrender limitations apply to the following portions of the Contract
Value:

       (1) salary reduction contributions to TSAs made for plan years beginning after December 31, 1988;

       (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

       (3)    all amounts transferred from custodial accounts described in
              Section 403(b)(7) of the Code (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any distribution other than the above, including exercise of a contractual "Right to Examine" period may result in the immediate application of taxes and penalties under Section 72 of the Code. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a surrender during the "Right to Examine" period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Section 408, 403(b), 401 or 457 of the Code, upon proper direction by the Contract Owner.

RESTRICTIONS ON SURRENDERS FOR ROTH IRAS

The Contract Owner may surrender part or all of the Contract Value at any time the Contract is in force prior to the Annuitization Date or the death of the Annuitant.

A distribution from a Roth IRA, including exercise of a contractual "Right to Examine" period, may result in the immediate application of taxes under Code
Section 72 pursuant to Code Section 408A(d) and penalties under Code Section 72. A premature distribution may not meet the requirements for a Qualified Distribution. A premature distribution may not be eligible for Qualified Rollover Contribution treatment. To assist in preventing disqualification in the event of a surrender during the "Right to Examine" period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Section 408A of the Code, upon proper direction by the Contract Owner.

SURRENDER VALUE

The surrender value is the amount that will be paid if the full Contract is surrendered. The surrender value at any time will be:

The Contract Value less the sum of any applicable;

1.   premium taxes;

2.   any outstanding loan balance;

3.   contract maintenance charge; and

4. the additional deferred sales charge specified in the "Sales Charge" section of the Contract.

SUSPENSION OR DELAY OF SURRENDER

The Company has the right to suspend or delay the date of any surrender from the Variable Account for any period:

1.   when the New York Stock Exchange is closed;

2.   when trading on the New York Stock Exchange is restricted;

3. when an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist. Payment of funds from the Variable Account and Multiple Maturity Accounts will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of a surrender of any portion of Contract Value, including GTO amounts, for up to six months from the date the request is received by Company.

SYSTEMATIC WITHDRAWALS

The Contract Owner may elect in writing on a form provided by the Company to take systematic withdrawals of a specified dollar amount (of at least [$100]) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Contract Owner has an interest, the Fixed Account, and the Multiple Maturity Account. Unless otherwise directed by the Contract Owner, the Company will withhold federal income taxes from each systematic withdrawal. Unless the Contract Owner has made an irrevocable election of distributions of substantially equal periodic payments, the systematic withdrawals may be discontinued at any time by notification to the Company in writing. The Company reserves the right to discontinue prospective systematic withdrawals.

Systematic withdrawals are not available prior to the expiration of the "Right to Examine" provision of the Contract. The Company reserves the right to assess a processing fee for this service.

LOANS PROVISION

Loans, secured by the Contract Value, are available 30 days after the Date of Issue for contracts that are issued under Qualified Plans or as TSAs. The Company will charge a loan processing fee of [$25] for each loan. Specific loan terms are disclosed at the time of loan application or loan issuance.

For each loan, the minimum amount that may be borrowed is [$1,000]. For non-ERISA TSAs which have Contract Values up to $20,000, the maximum loan balance that may be outstanding at any time is 80% of the Contract Value, but not more than $10,000. For non-ERISA TSAs which have Contract Values of $20,000 or more and all ERISA TSAs, the maximum loan balance which may be outstanding at any time is 50% of the Contract Value, but not more than $50,000. The $50,000 limit will be reduced by the highest loan balance owed during the prior one-year period. For ERISA TSAs the Company reserves the right to limit a loan to 50% of the Contract Value. The aggregate of all loans may not exceed the maximum loan limitations stated above.

An amount equal to the principal amount of the loan will be transferred to a collateral fixed account from the Variable Account, the Fixed Account, or the GTO pursuant to agreement between the Contract Owner and the Company. Amounts transferred from the GTO may be subject to an MVA. No withdrawal charges are deducted at the time of the loan or on the transfers to the collateral account. Loan repayments will be allocated among the Variable Account, the Fixed Account, the GTO or any other investment option that may be available under the Contract pursuant to agreement between the Contract Owner and the Company. Loan repayments allocated to the GTO must be at least [$1,000]. Loan repayments under the Contract will be suspended as permitted under Section 414(u) of the Code.

The amount that is payable upon surrender of the Contract, the death of the Contract Owner, or Annuitization of the Contract will be reduced by the amount of the loan outstanding, plus accrued interest. Until the loan is repaid, the Company reserves the right to restrict any transfer of the Contract which would otherwise qualify as a transfer as permitted in the Code.

Loans may also be subject to additional limitations or restrictions under the terms of the employer's plan. Loans permitted under this Contract may be taxable in whole or in part as required by the Code. The Company will calculate the maximum nontaxable loan based on the information provided by the Contract Owner or the employer. Loan amounts and accrued interest amounts which are in default will be treated as deemed Distributions for federal income tax purposes, to the extent required by law.

REQUIRED DISTRIBUTION PROVISIONS

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Any required distributions under the Contract will be determined using the expected return multiples in the income tax regulations and calculated in accordance with the calculation methods made available to the Company.

REQUIRED DISTRIBUTION-NON-QUALIFIED CONTRACTS

Upon the death of any Owner, Contract Owner or Joint Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization
Date) (each of the foregoing "a deceased Contract Owner"), certain distributions for Non-Qualified Contracts are required by Section 72(s) of the Code. Notwithstanding any provision of the Contract to the contrary, the following distributions shall be made in accordance with such requirements.

       1. If any deceased Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner's death.

       2. If any deceased Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

              (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Joint Owner, Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

              (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of receiving the Death Benefit as a lump sum, to become the Contract Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse. If the spouse elects to become the Contract Owner and the Death Benefit that would have been payable exceeds the Contract Value, then the Contract Value will be increased to be equal to the amount that would have been paid as the Death Benefit.

In the event that the Contract Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

REQUIRED DISTRIBUTION-TSAS, IRAS, AND CONTRACTS ISSUED UNDER QUALIFIED PLANS

The entire interest of an Annuitant under a TSA, Qualified Plan, or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder including proposed income tax regulations ("proposed regulations"), as applicable, and will be paid, as requested by the Contract Owner, notwithstanding anything else contained herein, to the Contract Owner over a period not exceeding:

       A. the life of the Contract Owner or the lives of the Contract Owner and the Contract Owner's designated beneficiary; or

       B. a period not extending beyond the life expectancy of the Contract Owner or the joint and survivor life expectancy of the Contract Owner and the Contract Owner's designated beneficiary.

If the Contract Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2 (the "required beginning date"), and (2) if the Contract is issued as a TSA or under a Qualified Plan, payments are required to commence not later than the first day of April following the later of the calendar year in which the Contract Owner attains the age of 70 1/2 or the Contract Owner retires (the "required beginning date").

Payments commencing on the required beginning date will not be less than the lesser of the quotient obtained by dividing the entire interest of the Contract Owner, determined as of the end of the prior calendar year, by the applicable distribution period as described in proposed regulation 1.401(a)(9)-5, Q&A 4.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Contract interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Contract Owner's death, as described in proposed regulation 1.401(a)(9)-5.

If the Owner dies before distribution of his or her interest commences, the Owner's entire interest will be distributed in accordance with one of the following four provisions:

       1. The Contract Owner's entire interest will be paid within five years after the date of the Contract Owner's death.

       2. If the Contract Owner's interest is payable to a Beneficiary and the Contract Owner has not elected (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the Beneficiary commencing not later than December 31 of the year bearing the date of the Contract Owner's death, or such later date as may be permitted by the income tax regulations.

       3. There is no designated Beneficiary and the Contract Owner has not elected (1) above, the entire interest will be distributed in substantially equal periodic payments over the remaining life estate of the Contract Owner's age on the Contract Owner's birthday in the calendar year of death.

       4. If the Beneficiary of the Contract Owner is the Contract Owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the later of
              (i) December 31 of the calendar year immediately following the calendar year in which the Contract Owner died; or (ii) December 31 of the calendar year in which the deceased Contract Owner would have attained age 70 1/2. If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Contract Owner.

For purposes of the foregoing, payments will be calculated by use of the applicable distribution period as set forth in proposed regulation 1.401(a)(9)-5.

For purposes of this requirement, any amount paid to a child of the Contract Owner will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Contract Owner, the surviving spouse may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to the death of the Contract Owner. If the spouse elects to become the Contract Owner and the Death Benefit that would have been payable exceeds the Contract Value, then the Contract Value will be increased to be equal to the amount that would have been paid as the Death Benefit. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

For TSAs these provisions apply only to the portion of the Contract Value in a 403(b) TSA which accrued after December 31, 1986. Amounts accruing prior to January 1, 1987, will be distributed in accordance with the rules in effect prior to the Tax Reform Act of 1986.

REQUIRED DISTRIBUTION - ROTH IRAS

If the Contract Owner dies before his or her entire interest is distributed to him or her and the Contract Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Contract Owner or, if the Contract Owner has not so elected, at the election of the beneficiary or beneficiaries, either:

       A. be distributed by December 31 of the year containing the fifth anniversary of the Owner's death; or

       B. be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Owner's death, in accordance with proposed regulation. 1.401(a)(9)-5.

If distributions do not begin by the date described in B., distribution method
A. will apply.

In the case of distribution method B. above, to determine the minimum annual payment for each year, divide the Contract Owner's entire interest in the contract as of the close of business on December 31 of the preceding year by the applicable distribution period as described in proposed regulation 1.401(a)(9)-5.

If the Contract Owner's spouse is the sole beneficiary on the Contract Owner's date of death, such spouse will then be treated as the Contract Owner.

Upon the death of a Contract Owner, the designated Beneficiary must elect a method of distribution which complies with the above Required Distribution provisions and which is acceptable to the Company. Such election must be made within 60 days of the Contract Owner's death.

DEATH PROVISIONS

If either the Contract Owner or the Joint Owner dies prior to the Annuitization Date, a Death Benefit will be due, provided that a Death Benefit will be payable a maximum of twice. If a Contract Owner dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the Contract are payable to the surviving Joint Owner. The Joint Owner may take the Death Benefit or continue the Contract and have an amount equivalent to the Death Benefit credited to the Contract. If, the Joint Owner then dies before the Annuitization Date, another Death Benefit would be payable.

If a Contract Owner dies before the Annuitization Date and there is no surviving Joint Owner or if the Contract Owner predeceases the Joint Owner and the Joint Owner dies before the Annuitization Date, all benefits under the Contract are payable to the Beneficiary. If more than one Beneficiary survives the Contract Owner (or Joint Owner as applicable), each will share equally unless otherwise specified in the beneficiary designation. If no Beneficiary survives the Contract Owner, all rights and interest of such parties will vest in the Contingent Beneficiary. If more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If there is no Contingent Beneficiary surviving the Contract Owner, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate. The entire interest in the Contract must be distributed in accordance with the "Required Distribution Provisions."

If the Contract Owner is a CRT, all interest in the Death Benefit proceeds will accrue to the CRT. Any designation which creates a conflict with the CRT's right to such interest shall be void and of no effect.

DEATH BENEFIT PAYMENT

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Contract Owner's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

1.   a copy of a certified death certificate;

2. a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

3.   a written statement by a medical doctor who attended the deceased; or

4.   any other proof satisfactory to the Company.

The Beneficiary must elect a method of distribution which complies with the "Distribution Provisions" of this Contract. The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. If such election is not received by the Company within 60 days of the Contract Owner's death, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

ELECTION OF DEATH BENEFIT OPTION

At the time of application, the Contract Owner shall elect a Death Benefit option. The Contract Owner's chosen option and additional charge, if applicable, is reflected on the Contract Owner's data page. If no option is selected, the Death Benefit will be the standard Death Benefit described below.

Standard Death Benefit

If the Contract Owner or Joint Owner dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit will be the greatest of: (1) the Contract Value; (2) the sum of all Purchase Payments less all surrenders provided that such amount will never be greater than two times Contract Value as of the Valuation Date of the Death Benefit payment; or (3) the greatest Contract Value on Date of Issue or any Contract Anniversary prior to the applicable Contract Owner's or Joint Owner's 86th birthday, less an adjustment for each amount subsequently surrendered, plus Purchase Payments received after that Contract Anniversary. This benefit will be payable only upon the death of the Contract Owner and Joint Owner with respect to this Contract.

The adjustment for amounts surrendered will reduce item (3) above in the same proportion that the Contract Value was reduced on the date of the partial surrender.

ANNUITIZATION PROVISIONS

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is a date chosen by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not chosen by the Contract Owner, a date will be established for the Contract. The Contract Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the "Change in Annuity Commencement Date and Annuity Payment Option" section.

For those Contracts issued under Qualified Plans, TSAs, or IRAs, if the Annuity Commencement Date is not chosen by the Contract Owner, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches 70 1/2. For Non-Qualified Contracts, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches age 90.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 90th birthday unless otherwise agreed upon by the Contract Owner and Company.

CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION

The Contract Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date. Such changes must be in writing and approved by the Company, and must comply with the "Annuity Commencement Date" section above. A change will become effective as of the date requested, but will not apply to any payment made or action taken by the Company before it is recorded at Home Office.

ANNUITIZATION

Annuitization is irrevocable once payments have begun. To annuitize the Contract, the Contract Owner shall notify the Company in writing of election of:

(1)    an Annuity Payment Option; and

(2) either a Fixed Payment Annuity, Variable Payment Annuity, or any other combination that may be available on the Annuitization Date.

Any amounts in the Fixed Account which the Contract Owner elects to annuitize as a Variable Payment Annuity must be moved to a variable Sub-Account prior to the Annuitization Date.

FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 3.0% minimum interest and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments:

         ANNUITIZATION DATE                          ADJUSTED AGE
         Before 2009                                 Actual Age Last Birthday minus 4 years
         2009 - 2015                                 Actual Age Last Birthday minus 5 years
         2016 - 2022                                 Actual Age Last Birthday minus 6 years
         2023 - 2029                                 Actual Age Last Birthday minus 7 years
         2030 - 2036                                 Actual Age Last Birthday minus 8 years
         2037 - 2043                                 Actual Age Last Birthday minus 9 years
         After 2043                                  Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Contract issued.

VARIABLE PAYMENT ANNUITY - FIRST PAYMENT

A Variable Payment Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the underlying Variable Sub-Accounts selected by the Contract Owner.

The first payment of a Variable Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments:

         ANNUITIZATION DATE                          ADJUSTED AGE

         Before 2009                                 Actual Age Last Birthday minus 4 years
         2009 - 2015                                 Actual Age Last Birthday minus 5 years
         2016 - 2022                                 Actual Age Last Birthday minus 6 years
         2023 - 2029                                 Actual Age Last Birthday minus 7 years
         2030 - 2036                                 Actual Age Last Birthday minus 8 years
         2037 - 2043                                 Actual Age Last Birthday minus 9 years
         After 2043                                  Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Contract issued.

VARIABLE PAYMENT ANNUITY - SUBSEQUENT PAYMENTS

Variable annuity payments after the first payment vary in amount. The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Account. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the annuity unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in the Company's expenses or mortality experience.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. When the Underlying Mutual Fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows.

1. The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated.

2. The result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for Variable Payment Annuities.

FREQUENCY AND AMOUNT OF PAYMENTS

All annuity payments will be mailed within 10 working days of the scheduled payment date. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than [$2,000], the Company has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than [$20], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$20]. In no event will the Company make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS PROVISIONS

SELECTION OF ANNUITY PAYMENT OPTION

The Contract Owner may select an Annuity Payment Option prior to Annuitization. If an Annuity Payment Option is NOT selected, a life annuity with a guarantee period of 240 months will be the automatic form of payment.

Options available may be limited based on the age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend). Options available may also be limited based on Distribution requirements under the Code.

The following are the annuity payment options, which are guaranteed to be available by the Company subject to the restrictions set forth in the paragraph above.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Owner will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Contract are available only if they are approved by both the Company and the Contract Owner.

SUPPLEMENTARY AGREEMENT

A supplementary agreement will be issued within 30 days following the Annuitization Date. The supplementary agreement will set forth the terms of the Annuity Payment Option selected.

          GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CONTRACTS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS


                                                           ADJUSTED AGE OF FEMALE ANNUITANT*
                                                           --------------------------------
                                                   50         55          60           65             70            80
    ADJUSTED AGE OF
    MALE ANNUITANT*
       50                                         3.36       3.48        3.58         3.67           3.74
       55                                         3.44       3.59        3.75         3.88           4.00
       60                                         3.50       3.69        3.90         4.10           4.29          4.56
       65                                                    3.77        4.03         4.32           4.60          5.07
       70                                                                4.14         4.50           4.90          5.66
       80                                                                             4.75           5.36          6.95















                                             LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                               MALE GUARANTEED PERIOD                                   FEMALE GUARANTEED PERIOD
      ANNUITANT'S                                                  ANNUITANT'S
     ADJUSTED AGE*         NONE     120 MONTHS    240 MONTHS       ADJUSTED AGE*      NONE      120 MONTHS     240 MONTHS
            50             3.88         3.85          3.77              50             3.63         3.62          3.58
            51             3.94         3.91          3.83              51             3.69         3.67          3.63
            52             4.01         3.98          3.88              52             3.74         3.73          3.68
            53             4.09         4.05          3.94              53             3.80         3.79          3.73
            54             4.16         4.12          4.00              54             3.87         3.85          3.78
            55             4.24         4.20          4.06              55             3.94         3.91          3.84
            56             4.33         4.28          4.12              56             4.01         3.98          3.90
            57             4.42         4.36          4.18              57             4.09         4.06          3.96
            58             4.52         4.45          4.25              58             4.17         4.13          4.02
            59             4.62         4.55          4.31              59             4.25         4.21          4.09
            60             4.73         4.65          4.38              60             4.34         4.30          4.16
            61             4.85         4.75          4.45              61             4.44         4.39          4.23
            62             4.98         4.87          4.52              62             4.55         4.49          4.30
            63             5.11         4.98          4.59              63             4.66         4.59          4.37
            64             5.26         5.11          4.66              64             4.78         4.70          4.45
            65             5.41         5.24          4.73              65             4.91         4.82          4.53
            66             5.58         5.37          4.80              66             5.04         4.94          4.60
            67             5.76         5.52          4.87              67             5.19         5.07          4.68
            68             5.95         5.66          4.93              68             5.35         5.21          4.76
            69             6.15         5.82          5.00              69             5.52         5.35          4.83
            70             6.37         5.98          5.06              70             5.70         5.50          4.91
            71             6.60         6.14          5.11              71             5.90         5.67          4.98
            72             6.84         6.31          5.17              72             6.12         5.84          5.05
            73             7.10         6.48          5.22              73             6.35         6.01          5.11
            74             7.39         6.66          5.26              74             6.60         6.20          5.17
            75             7.69         6.84          5.30              75             6.88         6.39          5.23
            76             8.01         7.03          5.34              76             7.17         6.59          5.27
            77             8.36         7.21          5.37              77             7.49         6.80          5.32
            78             8.73         7.40          5.40              78             7.84         7.01          5.36
            79             9.13         7.58          5.42              79             8.22         7.22          5.39
            80             9.55         7.76          5.44              80             8.64         7.43          5.42
            81             10.01        7.94          5.46              81             9.08         7.64          5.44
            82             10.50        8.11          5.48              82             9.57         7.84          5.46
            83             11.03        8.27          5.49              83             10.10        8.04          5.48
            84             11.59        8.43          5.49              84             10.67        8.23          5.49
            85             12.19        8.58          5.50              85             11.29        8.40          5.50


* Adjusted Age is defined in the "Fixed Payment Annuity - First and Subsequent Payments" section of the Contract.

                  GUARANTEED ANNUITY TABLES FOR QUALIFIED PLANS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS


                                                    ADJUSTED AGE OF ANNUITANT*
                                                    --------------------------
                                        50          55          60           65          70          80
     ADJUSTED AGE
     OF SURVIVOR*
         50                            3.31        3.40        3.47         3.52        3.56
         55                            3.40        3.52        3.64         3.73        3.80
         60                            3.47        3.64        3.81         3.96        4.09        4.25
         65                                        3.73        3.96         4.20        4.41        4.72
         70                                                    4.09         4.41        4.74        5.30
         80                                                                 4.72        5.30        6.71









                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                                          GUARANTEED PERIOD

      ANNUITANT'S
     ADJUSTED AGE*             NONE          120 MONTHS        240 MONTHS
     -------------             ----          ----------        ----------
          50                   3.63             3.62              3.58
          51                   3.69             3.67              3.63
          52                   3.74             3.73              3.68
          53                   3.80             3.79              3.73
          54                   3.87             3.85              3.78
          55                   3.94             3.91              3.84
          56                   4.01             3.98              3.90
          57                   4.09             4.06              3.96
          58                   4.17             4.13              4.02
          59                   4.25             4.21              4.09
          60                   4.34             4.30              4.16
          61                   4.44             4.39              4.23
          62                   4.55             4.49              4.30
          63                   4.66             4.59              4.37
          64                   4.78             4.70              4.45
          65                   4.91             4.82              4.53
          66                   5.04             4.94              4.60
          67                   5.19             5.07              4.68
          68                   5.35             5.21              4.76
          69                   5.52             5.35              4.83
          70                   5.70             5.50              4.91
          71                   5.90             5.67              4.98
          72                   6.12             5.84              5.05
          73                   6.35             6.01              5.11
          74                   6.60             6.20              5.17
          75                   6.88             6.39              5.23
          76                   7.17             6.59              5.27
          77                   7.49             6.80              5.32
          78                   7.84             7.01
          79                   8.22             7.22
          80                   8.64             7.43
          81                   9.08             7.64
          82                   9.57             7.84
          83                  10.10             8.04
          84                  10.67             8.23
          85                  11.29             8.40


* Adjusted Age is defined in the "Fixed Payment Annuity - First and Subsequent Payments" section of the Contract.

                                         FIXED ACCOUNT TABLE OF VALUES

END OF CONTRACT        GUARANTEED      GUARANTEED CASH     END OF CONTRACT        GUARANTEED      GUARANTEED CASH
      YEAR           ACCOUNT VALUE     SURRENDER VALUE           YEAR            ACCOUNT VALUE    SURRENDER VALUE
       1                 9,694              9,694                 36                84,276            84,276
       2                10,918             10,918                 37                87,778            87,778
       3                12,179             12,179                 38                91,384            91,384
       4                13,477             13,477                 39                95,099            95,099
       5                14,815             14,815                 40                98,926            98,926
       6                16,193             16,193                 41               102,877            102,877
       7                17,612             17,612                 42               106,947            106,947
       8                19,074             19,074                 43               111,139            111,139
       9                20,579             20,579                 44               115,457            115,457
       10               22,130             22,130                 45               119,904            119,904
       11               23,727             23,727                 46               124,485            124,485
       12               25,372             25,372                 47               129,203            129,203
       13               27,067             27,067                 48               134,063            134,063
       14               28,812             28,812                 49               139,069            139,069
       15               30,610             30,610                 50               144,224            144,224
       16               32,461             32,461                 51               149,535            149,535
       17               34,369             34,369                 52               155,004            155,004
       18               36,333             36,333                 53               160,638            160,638
       19               38,356             38,356                 54               166,441            166,441
       20               40,440             40,440                 55               172,418            172,418
       21               42,587             42,587                 56               178,574            178,574
       22               44,798             44,798                 57               184,915            184,915
       23               47,075             47,075                 58               191,446            191,446
       24               49,421             49,421                 59               198,173            198,173
       25               51,877             51,877                 60               205,102            205,102
       26               54,406             54,406                 61               212,239            212,239
       27               57,012             57,012                 62               219,589            219,589
       28               59,696             59,696                 63               227,161            227,161
       29               62,460             62,460                 64               234,959            234,959
       30               65,307             65,307                 65               242,992            242,992
       31               68,240             68,240                 66               251,265            251,265
       32               71,260             71,260                 67               259,787            259,787
       33               74,371             74,371                 68               268,564            268,564
       34               77,576             77,576                 69               277,604            277,604
       35               80,876             80,876                 70               286,916            286,916



The Surrender Value may be increased by interest credited at a higher rate. The values shown above are guaranteed surrender values for the fixed account. These values are based on a $10,000 initial Purchase Payment and subsequent Purchase Payments at the beginning of each year of $1,000 starting in year 2 and interest at the minimum guaranteed rate of 3.0%. There is a $40 contract maintenance charge assessed each year. This charge is waived once the contract value reaches $50,000 on any contract anniversary. No deduction has been made in the Table for any applicable premium taxes. This Table assumes that there are no partial withdrawals.



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